UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 6, 2017

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37916	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Martin A. Sumichrast has notified us that effective January 6, 2017 he has resigned as a member of the Board of Directors of Social Reality, Inc.  There were no disagreements with Mr. Sumichrast over any matters.  Mr. Sumichrast, who has been an invaluable independent member of our Board of Directors since he joined the Board in January 2015, cited his increasing responsibilities at other ventures in which he is involved, including Level Brands, Inc. where he serves as Chief Executive Officer, as his reason for resigning from our Board.  As a result of Mr. Sumichrast's departure, our Board of Directors is no longer comprised of a majority of independent directors as required by Nasdaq Marketplace Rule 5605.

Mr. Sumichrast was also a member of the Audit Committee of the Board.  Both our Audit Committee Charter and Nasdaq Marketplace Rule 5605 require that our Audit Committee be comprised of at least three independent directors.  It is expected Mr. Marc Savas, also an independent director, will be appointed to the Audit Committee to fill the vacancy caused by Mr. Sumichrast's resignation.

The Board of Directors has begun a search for a suitable replacement for Mr. Sumichrast and we expect to regain compliance with these provisions of Nasdaq Marketplace Rule 5605 as soon as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: January 11, 2017	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer